UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 2, 2012

STERLING CONSTRUCTION COMPANY, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-31993	25-1655321
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

20810 Fernbush Lane Houston, Texas	77073
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (281) 821-9091

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 142-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                 Results of Operations and Financial Condition.

On February 2, 2012, Sterling Construction Company, Inc. (the "Company") issued a press release announcing that it expects to report an after-tax loss for the three months ended December 31, 2011.  The press release stated that the results for this period will reflect the impact of a pre-tax net charge of between $5.4 million and $6.4 million (or an after-tax net charge of between $0.23 and $0.27 per fully-diluted share) as a result of revisions to previous estimates of revenues and costs for a number of construction projects.

The net revisions to contract estimates were the result of different factors affecting various contracts, some positively and some negatively, the main factors being variances in productivity on several projects, site-specific conditions that differed from those expected at the time certain jobs were bid, and changes in estimates made by project managers in their periodic reviews of revenues and costs for certain contracts.

The Company also announced that it currently expects a non-cash charge to earnings during the fourth quarter to write down a substantial amount of the goodwill recorded on its balance sheet and that the fourth quarter after-tax loss would increase as a result of any such write down.

In accordance with General Instruction B.2. of Form 8-K, the press release, furnished herewith as an exhibit, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, and the exhibit and the information in it shall not be deemed incorporated by reference into any filing under that act or under the Securities Act of 1933 except as shall be expressly set forth by specific reference in such a filing.

Item 9.01	Financial Statements and Exhibits.

(c)      Exhibits

Exhibit Number	Description
99.1	Press release dated February 2, 2012 (furnished herewith)

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Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  February 2, 2012                                                                           Sterling Construction Company, Inc.

/s/ Roger M. Barzun
Roger M. Barzun
Senior Vice President
_____________________________________

Exhibit Index

Exhibit Number	Description
99.1	Press release dated February 2, 2012 (furnished herewith)